EXHIBIT 10.12

AMENDMENT OF PLATINUM UNDERWRITERS REINSURANCE, INC.
EXECUTIVE RETIREMENT SAVINGS PLAN (EXCESS PLAN)

On October 22, 2008, the Board of Directors (the “Board”) of Platinum Underwriters Holdings, Ltd. (the “Company”) approved the amendment of the Platinum Underwriters Reinsurance, Inc. Executive Retirement Savings Plan (the “Excess Plan”) as a result of the adoption of Section 457A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  In accordance with Section 457A of the Code, these amendments are intended to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any employee of the Company or Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) who is a taxpayer in the United States of America (a “U.S. Taxpayer”).

The Excess Plan was amended to provide that any participant in the Excess Plan who is employed by the Company or Platinum Bermuda and is a U.S. Taxpayer shall not be eligible to participate, and shall not be a participant, in the Excess Plan for any periods after December 31, 2008, with the result being that such U.S. Taxpayer shall not be entitled to any matching offset contributions or any discretionary employer contributions made by such U.S. Taxpayer’s Employer (as defined in the Excess Plan) under the Excess Plan in respect of any periods after December 31, 2008.  For the avoidance of doubt, the matching offset contribution in respect of the fourth calendar quarter of 2008 shall, and any discretionary employer contribution in respect of the 2008 Plan Year (as defined in the Excess Plan) may, be credited to such U.S. Taxpayer’s account in 2009.

The Board also authorized the officers of the Company to take all necessary action so that, in accordance with the provisions of Section 457A of the Code, all amounts under the Excess Plan payable to a U.S. Taxpayer are includible in gross income by such U.S. Taxpayer no later than the last taxable year beginning before 2018.